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                                                                    EXHIBIT 99.1

FROM:                 Jeffrey Myhre, V.P./Editorial
                      Linda Decker, V.P./Investor Relations
                      Christian Pflaumer, V.P./Media Relations
                      Porter, LeVay & Rose, Inc.
                      (212) 564-4700

COMPANY               T. Scott Cobb, President & Chief Executive Officer
CONTACTS:             Jeffery Cobb, Executive Vice President & COO
                      SCB Computer Technology, Inc.
                      (901) 754 - 6577


                              FOR IMMEDIATE RELEASE
PRL Version 1

               SCB COMPUTER TECHNOLOGY UPDATES FINANCIAL GUIDANCE
                    AND REPORTS STATUS OF KENTUCKY CONTRACT

MEMPHIS, TN, September 26, 2003 -- SCB Computer Technology, Inc. (OTC BB: SCBI) today updated financial guidance for its fiscal 2004 second quarter ending October 31, 2003 and its 2004 fiscal year ending April 30, 2004. The Company also reported on the status of its Master Service Agreement with the Commonwealth of Kentucky.

         For the fiscal 2004 second quarter, the Company currently expects revenue, including revenue from the September 1 acquisition of National Systems and Research Co., in the range of $30.0 million to $32.0 million, up from previous guidance of $26.5 million to $28.5 million, and net income between $0.02 and $0.04 per diluted share, unchanged from its earlier estimate. For the fiscal 2004 year, the Company anticipates revenue between $118 million to $128 million, compared with previous guidance of $125 million to $140 million, and net income between $0.10 and $0.12 per diluted share, compared with a previous estimate between $0.10 and $0.15 per diluted share. The new estimates exclude the impact of the previously announced unusual charge of approximately $1.8 million in connection with SCB's new $30 million senior credit facility. This charge will reduce 2004 second-quarter earnings by $0.05 per diluted share to a net loss of $0.01 to $0.03 per diluted share, and 2004 year-end net income by $0.05 per diluted share to net income of $0.05 to $0.07 per diluted share.

         SCB was notified this week by the Commonwealth of Kentucky that the Company did not prevail in its protest regarding the State's award of new master service agreements for information technology professional staffing services to six other vendors. The Company believed there were errors in the evaluation of the responses of several successful vendors and is currently exploring numerous strategies, including strategies to continue providing services to the Commonwealth, to offset not being awarded the master service agreement with the Commonwealth of Kentucky. If the Company is unsuccessful in its strategic efforts, the Company's revenue will be reduced approximately $6.0 million in the 2004 fiscal year. This potential reduction in revenue is considered in the above guidance.
         Based on its procurement rules, the Commonwealth of Kentucky had to issue a request for proposal for the award of a new master service agreement. While the request for proposal specified numerous technical criteria for vendors to respond, the final evaluation was weighted 66% for the cost portion of the proposal and 34% for technical and other capabilities. Of the 28 responses to the RFP, six were awarded master service agreements. The Company's final ranking was seventh (7) with its technical and other capabilities coming in third (3).

         T. Scott Cobb, president and chief executive officer, commented, " The result of this proposal process demonstrates there is significant pricing pressure in the market place. Our pricing decision was based on continuing to achieve a reasonable return on our talented resources assigned to the Commonwealth of Kentucky."

         He added, "This year the Company has successfully renewed numerous contracts with existing customers and has been awarded several new contracts with new governmental agencies. While this is a setback, we remain confident for the future."

         SCB Computer Technology, Inc., based in Memphis, Tennessee, is a leading provider of information technology consulting, outsourcing, and staffing services to agencies of federal and state and local governments, and commercial enterprises, including a number of Fortune 500 companies. Since its inception over a quarter-century ago, SCB has consistently delivered top-quality, cost-effective IT services through long-term engagements with its clients. For additional information, visit SCB's website at http://www.scb.com.

         Certain statements in this document relate to future expectations and as such are forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements related to this transaction to be different from those expressed or implied in the forward-looking statements. All statements other than statements of historical fact made in this press release are forward-looking statements. Forward-looking statements reflect management's current assumptions, beliefs, and expectations and are subject to a number of risks and uncertainties, including those discussed below that could cause actual results to differ materially from historical or anticipated results. These factors include but are not limited to the renewal of federal and state contracts; the potential effects of competition; the ability to successfully integrate the businesses of Remtech Services, Inc. ("RSI"), now a division of SCB Federal Systems, and National Systems & Research Co. ("NSR"); the Company's increased leveraged position as a result of the RSI and NSR acquisitions; interest cost on acquisition debt; the Company's ability to pursue business strategies; the Company's ability to attract and retain qualified professionals; and other factors discussed in the Company's filings with the Securities and Exchange Commission (including the company's annual report on Form10-K for the fiscal year ended April 30, 2003), that could cause actual results to differ materially from historical or anticipated results. The company undertakes no obligation to update the forward-looking information except as required by law.

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